Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Agreement to Purchase the Mt. Todd Gold Mine, Northern Territory, Australia

Denver, Colorado February 28, 2006 – Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has signed agreements on March 1 (Australia time) with Ferrier Hodgson, the Deed Administrators (“Deed Administrators”) for Pegasus Gold Australia Pty Ltd. (“Pegasus”), the government of the Northern Territory of Australia (“Territory”) and the Jawoyn Association Aboriginal Corporation (“JAAC”), subject to regulatory approval, to purchase the Mt. Todd gold mine in the Northern Territory, Australia. As part of the agreements, Vista has agreed to undertake a technical and economic review of the mine and possibly form one or more joint ventures with the JAAC.

The agreement negotiated with the Deed Administrators calls for Vista to pay to Pegasus AUD $1,000,000 and for Vista to receive a transfer of the mineral leases and certain mine assets together with an assignment of all rights of Pegasus to the Mt. Todd property.

The agreement with the Territory is for an initial term of five years commencing January 1, 2006, with an extension of five years at Vista’s option and three additional years possible at the option of the Territory. During the first year of the term, Vista will undertake a comprehensive technical and environmental review of the project to evaluate current site environmental conditions to result in a program to stabilize environmental conditions and minimize offsite contamination, review the water management plan with recommendations, and produce a technical report for the re-start of operations. During the term of the agreement, Vista will examine all technical economic and environmental issues, estimate site rehabilitation costs, explore and evaluate the potential of the project, and prepare a technical and economic feasibility study for the potential development of Mt. Todd.

Vista will pay the Territory’s costs of management and operation of the Mt. Todd site up to a maximum of AUD $375,000 during the first year of the term, and assume site management and pay management and operation costs in following years. In the agreement, the Territory acknowledges its commitment to rehabilitate the site and that Vista has no rehabilitation obligations for pre-existing conditions until it submits and receives approval of a Mine Management Plan for the resumption of mining operations. Vista has retained MWH, one of the world’s largest engineering firms specializing in environmental sciences, to assist with the preparation of the environmental review and water management studies. In addition, Resource Development Inc. of Colorado, a metallurgical consulting firm, has been retained to assist with metallurgical testing, process design and process cost input necessary for the technical review. Recognizing the importance placed by the Territory upon local industry participation, Vista has agreed to use, where appropriate, Northern Territory labor and services during the period of the agreement in connection with the Mt. Todd property, and further, that when a production decision is reached, to prepare and execute a local Industry Participation Plan.

The agreement with the JAAC calls for Vista to issue common shares of Vista with a value of CAD $1.0 million as consideration for the JAAC entering into the agreement and for rent for the use of the surface overlying the mineral leases during the period from the effective date until a decision is reached to begin production. Vista will also pay the JAAC AUD $5,000 per month in return for consulting with respect to Aboriginal, cultural and heritage issues. The JAAC will provide Vista with an office in Katherine (a regional center of population 11,000 approximately 50 kilometers from the mine site) and with secretarial services for a minimum of AUD $2,000 per month.

If the Mt. Todd project proves feasible for economic development of the mineral leases including a fully funded site reclamation bond, Vista will establish a technical oversight committee with representatives of the Territory and the JAAC. Additionally, Vista will offer the JAAC the opportunity for joint venture participation in the operation on a 90% Vista / 10% JAAC basis. For rent of the surface during production, Vista (or the Joint Venture if formed) will pay the JAAC an annual amount equal to 1% of the annual value of production with an annual minimum of AUD $50,000. As part of the agreement, Vista will endeavor to use services and labor provided by the JAAC when feasible. Vista and the JAAC may form a 50 / 50 exploration joint venture to explore JAAC lands outside the mineral leases

Pegasus reported investing over U.S. $200 million to develop the Mt. Todd mine and operated it from 1993 to 1997, when the project was closed as a result of technical difficulties and low gold prices. The Deed Administrators were appointed in December 1997. Pegasus, through the Deed Administrators, sold the mine in March 1999 to a joint venture comprising Multiplex Resources Pty Ltd and General Gold Resources Ltd. The mine was operated from 1999 to 2000 by this joint venture. Following cessation of operations in July 2000, Pegasus, through the Deed Administrators, regained possession of various mine assets so as to recoup the balance of the purchase price owed to it. Most of the equipment and plant was sold in June 2001 and removed from the mine, but the tailings facility and raw water supply facility remain.

In 1995, a resource estimate for the Batman ore body down to a level of 302 meters below sea level was prepared by Mining and Resource Technology Pty. Ltd. (“MRT”) for Zapopan NL (a predecessor company to Pegasus). MRT estimated that, prior to the commencement of mining, the measured and indicated resources in the Batman deposit were 190.92 million tonnes at a grade of 0.94 grams per tonne gold and containing 5.75 million ounces of gold. Based on a review of project files, Vista believes that approximately 24.6 million tonnes grading 1.05 grams per tonne gold and containing 826,000 ounces of gold were extracted between 1996 and the termination of mining in 2000. Other resource estimates have been made in the past, the most recent by General Gold in March 2000 just prior to mine closure and reflecting previously mined material. This estimate reported the measured and indicated resources to a level of 130 meters below sea level (172 meters shallower than the earlier estimate) to be 68 million tonnes at 0.99 grams per tonne gold and containing 2.17 million gold ounces (see Note 1). These estimates were prepared using similar methodologies; involving the preparation of a computer resource model, in which the volumes of mineralized material were estimated based on the chemical and statistical analyses of samples obtained from drill holes, taking into account geology, mineralization and alteration information obtained from surface mapping and examination of the drill samples. In the first estimate, 63,190 samples and in the second estimate, 47,029 samples were used from diamond drill core and percussion drill chip samples. In each report presenting the estimate, the effectiveness of sampling and assaying procedures were reviewed.

It is important to note that the estimates reported above were carried out prior to the establishment of Canadian National Instrument 43-101 standards. Vista believes the historical estimates were made in accordance with professional standards existing at the time, but has no way to judge the validity of these estimates with respect to current standards of resource estimation. A Qualified Person has not done sufficient work to qualify these historical estimates as current mineral resources, and Vista is not treating the estimates as current mineral resources as defined in sections 1.2 and 1.3 of Canadian National Instrument 43-101.  These estimates should not be relied upon. Vista intends to prepare a new estimate of mineral resources in accordance with Canadian National Instrument 43-101 standards and has retained Gustavson Associates of Boulder, Colorado, to complete the study. Mr. John Rozelle, a Qualified Person, has visited the site on behalf of Vista and expressed the opinion that there is adequate data and technical support to complete a 43-101 compliant estimate.

Mike Richings, Vista President and CEO, stated “We know that the Batman deposit at Mt. Todd has had significant historical gold resource estimates, and that the mineral leases acquired by Vista have other discovered and drilled gold deposits. We intend to proceed with a technical study to determine the current gold resources on the mineral leases under Canadian National Instrument 43-101 standards. The Vista team is very pleased with the working relationships that have been established with the Jawoyn and the Northern Territory government and to have reached agreements that work for all parties. In time, with the right gold price, economic conditions and technology, we believe the Mt Todd gold mine can be rebuilt and operated profitably with appropriate environmental safeguards.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects, the F.W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de Los Reyes projects in Mexico, the Amayapampa project in Bolivia and the Awak Mas project in Indonesia.

Note 1. Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources:  This press release uses the terms “measured and indicated resources”. The Corporation advises U.S. investors that while these terms are recognized and required by Canadian regulations (under Canadian National Instrument 43-101), the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. Mineral resources that are not “mineral reserves” do not have demonstrated economic viability.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com